Novatel Wireless Announces Inseego Corp. as Name of New Holding Company
Inseego Corp. (Nasdaq: INSG) to begin trading on the NASDAQ November 9, 2016

SAN DIEGO—November 3, 2016 (BusinessWire) --- Novatel Wireless, Inc. (Nasdaq:MIFI), a leading global provider of solutions for the Internet of Things (IoT), including software-as-a-service (SaaS), today announced that it plans to reorganize its business by creating a new holding company structure in connection with an agreement to sell the Company’s mobile broadband MiFi® business to T.C.L. Industries Holdings (H.K.) Limited (“TCL”). The new holding company will be Inseego Corp., a Delaware corporation. The directors, executive officers, and business operations of the Company and its subsidiaries will not change.

Inseego Corp. will replace Novatel Wireless, Inc. as the publicly held corporation, effective November 9, 2016. The shares of Inseego Corp. will trade on the NASDAQ Global Select Market under the ticker symbol “INSG” at the beginning of trading on November 9, 2016.

As a result of this event, the stockholders of Novatel Wireless, Inc. will become stockholders of the new holding company, Inseego Corp., on a one-for-one basis, automatically holding the same number of shares and same ownership percentage in Inseego Corp. as they held in Novatel Wireless, Inc. immediately prior to implementation.

“Our business achievements and consistently improving financial performance over the last twelve months have driven us to the threshold of completing our corporate transformation into a pure-play IoT services company,” said Sue Swenson, future Chair and Chief Executive Officer of Inseego Corp. “This holding company structure will allow us to support, nurture and augment our combined companies as we continue to focus on growing and improving our IoT, SaaS and services business.”

For more information on the new holding company, visit www.inseego.com and read the Company’s Form 8-K, which will be filed on or about November 9, 2016 with the Securities Exchange Commission.
About Inseego Corp.
Inseego Corp. (currently Nasdaq: MIFI and Nasdaq: INSG on November 9, 2016) is a leading global provider of software-as-a-service (SaaS) and solutions for the Internet of Things (IoT). The Company sells its telematics solutions under the Ctrack brand, including its fleet management, asset tracking and monitoring, stolen vehicle recovery, and usage-based insurance platforms. Inseego Corp. also sells business connectivity solutions and device management services through Novatel Wireless, Inc. and Feeney Wireless (FW). Inseego Corp. has over 30 years of experience providing customers with secure and insightful solutions and analytics, with approximately 590,000 global subscribers, including 182,000 fleet management subscribers. The Company is headquartered in San Diego, California. www.inseego.com Twitter @inseego
Cautionary Note Regarding Forward-Looking Statements
Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to a variety of matters, including, without limitation, statements related to the Company’s plans to reorganize its business by creating a new holding company structure, including the timing thereof, the benefits expected to be realized from the new structure, the Company’s growth potential as a pure-play IoT services company following the planned reorganization and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Novatel Wireless, Inc. and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements. All such forward-looking statements speak only as of the date they are made, and Novatel Wireless, Inc. undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. These forward-looking statements also involve many risks and uncertainties that may cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. These factors include risks relating to technological changes, new product introductions, continued acceptance of Novatel Wireless, Inc.’s products and dependence on intellectual property rights, changes in foreign currency exchange rates, and extended sales cycles. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Novatel Wireless, Inc. in general, see the risk disclosures in the Annual Report on Form 10-K of Novatel Wireless, Inc. for the year ended December 31, 2015, and in other subsequent filings made with the SEC by Novatel Wireless, Inc. (available at www.sec.gov).
Additional Information and Where to Find It
Following the planned reorganization, the stockholders of Inseego Corp. (“Inseego”) will be asked to approve the sale of the Company’s mobile broadband business to TCL. In order to solicit this approval, Inseego will file documents with the SEC, including a definitive proxy statement relating to the proposed sale. The definitive proxy statement will also be mailed to Inseego’s stockholders in connection with the proposed sale. Investors and security holders are urged to read these documents when they become available because they will contain important information about Inseego, the mobile broadband business and the proposed sale. Investors and security holders may obtain free copies of these documents and other related documents when they are filed with the SEC at the SEC's web site at www.sec.gov or by directing a request to Inseego, c/o Novatel Wireless, Inc., 9645 Scranton Road, Suite 205, San Diego, California 92121, Attention: Stockholder Services.
Inseego and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Inseego in connection with the proposed sale. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the definitive proxy statement when it is filed with the SEC. Additional information regarding the directors and executive officers of Inseego is also included in Novatel Wireless Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on March 15, 2016 and the definitive proxy statement relating to Novatel Wireless Inc.’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 29, 2016. These documents are available free of charge at the SEC’s web site at www.sec.gov and from Stockholder Services at Novatel Wireless, Inc., as described above.

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Investor Relations Contact:

Michael Sklansky
(858) 431-0792
msklansky@nvtl.com

Source: Novatel Wireless, Inc.